Exhibit 99.7

Global Investment Management Matt Khourie CEO CBRE Investors November 17, 2010

Overview (1) As of September 30, 2010 208 institutional investor clients and partners $35.7B1 in assets under management $4.0B in equity raised YTD through Q3 2010, with $2.4B of dry powder currently available to invest globally Approximately $2.5B capital deployed YTD through Q3 2010 Investment teams and operations in the United States, Europe and Asia Active in core, core plus, value-add and opportunistic investment strategies Direct access to the world’s premier real estate platform

CB Richard Ellis Investors Global Platform * Includes affiliate offices As of December 31, 2009 CB Richard Ellis Locations: 425 Offices; Approx. 33,600 Employees* CBRE Investors Locations: 23 Offices; 378 Employees

Financials $ in millions (1) Normalized EBITDA excludes the write-down of impaired investments and cost containment expenses. 161.2 228.0 127.3 347.9 Revenue Normalized EBITDA1 141.4

Assets Under Management $ in billions 10.0 14.5 17.3 28.6 37.8 38.5 34.7 35.7 16% CAGR since 2001 * As of September 30, 2010 North America Europe 15.1

Global Investment Programs Description Assets Under Management1 ($ in billions) Typical Fee Structure Separate Accounts $16.2 Management fees Transaction fees Incentive fees Sponsored Funds $13.2 Management fees Transaction fees LP profits Carried interest Unlisted Securities $4.1 Management fees Incentive fees Listed Securities $2.2 Management fees Incentive fees (1) As of September 30, 2010

Equity Raised 2005-2010 By Investment Strategy By Geography By Vehicle Total $ in billions *As of September 30, 2010

Acquisition Activity Direct real estate only. Excludes Global Real Estate Securities and Global Multi Manager. 2010 YTD data through Sept. 30, 2010. * Acquisition data combines actual results through Sept. 30, 2010 (blue) and projected acquisitions through Dec. 31, 2010 (green). $ in billions Forecast North America Europe 3.7

Largest U.S. Investment Managers Investment Manager Total Real Estate AUM (Gross, $M) TIAA-CREF Asset Management 54,734 J.P. Morgan Asset Management 44,320 Prudential Investment Management 43,800 Morgan Stanley Real Estate Investing 43,554 LaSalle Investment Management 40,067 CB Richard Ellis Investors 33,735* Principal Real Estate Investors 33,113 Colony Capital 30,000 Invesco Real Estate 24,400 ING Clarion Partners 21,600 Source: IREN Investment Managers Guide, Sept. 8, 2010. * As of June 30, 2010

Growth Strategies Expand our global relationships with existing capital sources as global markets recover Harvest new sources of capital from new distribution channels and untapped geographies Capitalize on market opportunities through programs like our Capital Partners debt fund Expand indirect investment programs including our real estate securities and global multi manager businesses Grow our global separate account business as investors move toward core programs with greater investor control Acquire other real estate investment managers that fill gaps in our geographic and/or investment strategy matrix

Near-Term Investment Opportunities Purchase high-quality operating properties at a discount to replacement cost from distressed sellers Recapitalize problem debt structures in existing high quality properties Acquire multi-family assets in major U.S. metropolitan areas at prices well below peak value and replacement cost Capitalize on the unprecedented undersupply of new financing for commercial real estate coupled with the upcoming wave of loan maturities Take advantage of current oversized spread between risk-mitigated returns that can be achieved on properties acquired at today’s reset values and 10-year T-Bills